Exhibit 99.2

MEMRY CORPORATION	Transcript
Sep. 08, 2006

MEMRY CORPORATION

FOURTH QUARTER

FINANCIAL RESULTS

2006 CONFERENCE CALL

09/08/2006

11:00 AM

PARTICIPANTS

Robert Belcher, Chief Executive Officer

Dean Tulumaris, President and Chief Operating Officer

Rick Sowerby, Chief Financial Officer

Robert Belcher, Chief Executive Officer

Good morning. This is Bob Belcher, CEO of Memry Corporation. Welcome to our fiscal year 2006 earnings conference call. I am joined this morning by Dean Tulumaris, President and Chief Operating Officer and Rick Sowerby, our new Chief Financial Officer.

Before we start, I need to inform you that this morning’s discussion contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I would like to request that those of you who would like to ask questions at the conclusion of my prepared remarks, ask no more than two questions at a time so that others may have a chance to ask questions. When report is being made is being made in the call, we would ask that you refrain from addressing questions to us during the call.

Fiscal year 2006: Memry’s revenues were $52,588,000, up 17% from $45,008,000 in fiscal year 2005. Net income was $2,673,000, or $0.09 per diluted share compared with net income of $2,725,000, or $0.10 per diluted share in the comparable period last year. Our fiscal year 2006 results were impacted by nonrecurring operating expense of $1,130,000 in

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MEMRY CORPORATION	Transcript
Sep. 08, 2006

the second quarter in connection with retirement of our previous Chief Executive Officer, Jim Binch. Excluding the impact of that charge, the pre-tax income for fiscal year 2006 would have been up 24% from the prior year.

For the fourth fiscal quarter, revenue was $13,279,000 compared with $13,345,000 in fourth fiscal quarter of 2005. Fourth quarter net income was $887,000, or $0.03 per diluted share compared with $881,000, or $0.03 per diluted share in the comparable period of fiscal 2005.

Memry continued to produce strong cash flow from operations of $5.8 million during the year. This has been a characteristic of our operations for several years now. Our balance sheet also remains strong reflecting a $6 million increase in working capital over the prior year. This is a major transition year for our company.

In addition to changes within top management, we crossed the $50 million revenue mark for the first time.

Our Polymer segment, which we started in November 2004 with the Putnam acquisition, began to pay off handsomely grabbing top-line growth of 17% in FY2006. Polymer segment represented 30% of consolidated revenue for the year, up from 18% in fiscal year 2005. Polymer segment revenue for 2006 was $15.8 million compared to $8.1 million in FY2005. This growth was driven by guidewire products sold to a major customer, increased shipments of catheters to a number of customers. Gross margin in the Polymer segment increased to 44.4% in FY2006, which was 43.9% in fiscal year 2005.

Our Nitinol segment, our original business, was adversely affected by increased competition and reduced order flow during the year. Fortunately this was offset by contributions from our Polymer segment. Nitinol segment revenue was flat at $37 million in FY2006 and 2005. Shipments of components using surgical applications and superelastics have increased as the components using prototype development in R&D activities. However, shipments of Nitinol Laser tube-based stent components to our largest customer decreased, reflecting market weaknesses and the customer’s desire to secure a second source of supply. These trends will continue to impact us in fiscal year 2007.

Early this year, we were also adversely affected by supplier shortages and acceptable raw materials, the wire-based stent components, an issue which was since addressed. These issues, plus changes in products and mix resulted in a decrease in gross margin in the Nitinol segment to 36.1%, from 38.8% in the prior year. We will work to stabilize margins in the Nitinol segment in the year ahead.

You are already familiar with some of the changes in Memry’s management team. Since

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MEMRY CORPORATION	Transcript
Sep. 08, 2006

our last conference call, Rick Sowerby has been hired to replace me as chief financial officer. Rick has brought experience as a senior financial executive with a number of companies and I know he will be a significant asset for Memry. The new management team is very optimistic about the future of Memry. We feel positive about our long-term prospects in the Polymer division and we anticipate significant growth in that segment. Although we do not anticipate any meaningful short-term growth in the Nitinol segment, we continue to work on many new product initiatives, several of which will begin generating revenue in the year ahead. We also will continue to pursue attractive business development opportunities this fiscal year. Now, we will be pleased to take your questions.

<Q>: Looks like a pretty good quarter, good year. Bob, I see, you know, you got a pretty good cash flow there, which I know that you guys like. I kind of, and I am sure you think about this but, I can’t help but think that over the long run you would be better off taking some of that cash, maybe all of it, and paying down your notes payable. It looks to me like you could almost wipe that out by doing so, save about $260-$280,000 a year in interest paid. How about that?

Robert Belcher, Chief Executive Officer

That is an excellent observation. It is certainly an option we are looking at. The reason we have not taken that step to this point is we are also actively examining several business development opportunities, which would no doubt require the company to refinance all or part of its balance sheet. As we evaluate those, we want to make sure that we are not going to want to have that capital for this other use before we pay it off. I think it would be fair to say that either during this current fiscal year we will use those funds for some sort of business development transaction or in fact, we will pay down some of the debt.

<Q>: Okay. I’d say pay off the debt and then if you need more money, borrow it. That would be what I think anyway. I noticed, too, on your liabilities and stockholders equity here, there are two different spots here. You’ve got notes payable of $2.2 million and then you have notes payable down here less current maturities. Do you have to add those two together to get the notes payable or is the $2.2 million included in the $7.8 million?

Robert Belcher, Chief Executive Officer

No, you would add them together. The $2.1 million basically are the notes payable during the next 12 months. The $7.8 million are longer-term obligations. That debt is pretty much the result of the Putnam deal. Yes, most of it is the result of the Putnam deal. We also have some notes that we utilized in purchasing some equipment. I would also note when you are thinking about Memry’s debt capacity and our cash capacity, that we have a line of credit

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MEMRY CORPORATION	Transcript
Sep. 08, 2006

with our senior lender that we have never utilized within the last three or four years which provides us with additional funding capabilities for some of the things that we are doing.

<Q>: I am sure if you paid all of this off, you would be in such good shape you could borrow money anywhere, so that is why I would pay it off and you may not need it. Anyway, good job and I hope more success in the future.

Robert Belcher, Chief Executive Officer

Thank you

<Q>: Yes, sir. I also would like to commend the good quarter. I know I read in an article in the past that you all have a number of big customers. I know y’all have a lot of patents and sales currently under review, which y’all may get approved, more or less one question together.

Robert Belcher, Chief Executive Officer

Memry has a considerable number of patents. Most of our patents apply to process technology. In other words, we utilize our customer’s design in how medical devices are made and what intellectual property is imputing them is how our customers. Our patents are based on how we make our components more efficiently and in a better manner. A couple of our patents are very important to us and give us, we feel, a strong advantage to make certain types of material. Intellectual property know-how and process manufacturing is very important to Memry. I would say the majority of that, however, we do not even patent. It is held in our various manufacturing facilities and by engineers that have worked with the company for many years. It is an important part of our business strategy, however.

<Q>: My second question is, will y’all ever repurchase any shares or pay dividends to shareholders?

Robert Belcher, Chief Executive Officer

We have looked at that question several times and we believe that is the kind of activity stuff that you might do if you we felt that was the best you should have had use of your cash. We are convinced that there are much better uses we are going to be able to put our cash through in which will generate a higher return for our shareholders.

<Q>: The power to pay off debt, one of the two...

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MEMRY CORPORATION	Transcript
Sep. 08, 2006

Robert Belcher, Chief Executive Officer

I’d say that’s an opportunity we are also looking at.

<Q>: Okay. Thank you very much. It’s been a great quarter and a great year. I hope we will have another great year forward.

<Q>: Could you dive a little bit deeper into the operating results in the quarter and maybe start with a high-level general question which is give us a little bit of comparison sequentially, third quarter was a very strong quarter and I think one that surprised a lot of people. You seem to have taken a step back in the fourth quarter. I am trying to understand what changed, over what seemed like a not that long a period of time, in the underlying dynamics of the business. How did that quarter-on-quarter decline?

Robert Belcher, Chief Executive Officer

When we had this call at the end of the third quarter, we tried to make clear that it was an unusually good quarter. It was unusually good for a couple of reasons, somewhat serendipitous. From a more fundamental business sense, as we note in our press release, one of our larger customers and one of our larger product lines made the decision to go out and secure a second source. You may or may not know that the FDA basically has strongly suggested to all medical device companies, the critical components and critical suppliers, that they have a second source. This has affected many companies, not just us, but that impact on one of our product lines started hitting us in the fourth quarter. That actually accounts for the majority of the differences between the two quarters.

<Q>: I got it. So, clearly you should be back on other sides because there certainly are people who might bring you in.

Robert Belcher, Chief Executive Officer

I will let Dean comment on that.

Dean Tulumaris, President and Chief Operating Officer

That is one of our goals and objectives as we move forward in 2007 with this new guidance with the FDA is that we are bringing a specific and a very concentrated effort to be second source on some products and applications that we currently do not have at this point in time. That is going to be one of our driving forces for 2007.

<Q>: Is it in, maybe a little bit how that flows into the gross margin struggles in the Nitinol side of the business, are they sort of directly correlated or are there other issues there?

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MEMRY CORPORATION	Transcript
Sep. 08, 2006

Robert Belcher, Chief Executive Officer

Additions or reductions in the revenue of the Nitinol business have a fairly large impact on our bottom line. There are certain things we can do that will help alleviate that issue. As we speak, Dean has several initiatives, not just the second source, to increase our throughput through our Western facility. Also, it is very important that I point out that the Nitinol business has more opportunities, more new products and development than we’ve had in many years. Some of them will generate revenue this year and some will be evident in the future year. As we have discussed in the past, many Nitinol components we supply ultimately go into implantable devices. Implantable devices have a long approval cycle. Some of these projects we have been working on for several years. As a technology and as a material, Nitinol continues to expand. There are new applications and new procedures using it all the time. One of our biggest challenges is trying to screen through those opportunities to figure out which ones in two, three, or four years are going to be major commercial successes, which as you can imagine the challenge.

<Q>: Sure. I will ask one more question and then I will jump back in the queue because I do have others, but I will let other people go. Can you give us a little bit of just an insight almost through your fiscal first quarter and give a little bit more insight as to how the business has progressed since the fourth quarter and what seems to be working and what’s not working and where you are seeing opportunities?

Robert Belcher, Chief Executive Officer

We don’t give quarterly forecasts or annual forecasts. The reason we don’t do that is it’s such a challenge for us to forecast our business on a short-term basis, even for ourselves. It is basically because we have customers who have uncertainty in their end-product take-off and various points of their supply chains, distribution centers, inventory levels, unexpected delays or accelerations in product approvals, it is just very difficult for us to do short-term forecasting.

<Q>: I appreciate that and we have talked about it. I guess maybe we pushed back in the following, which is at the moment, it seems like the market has today, reacted very negatively to your quarter and I think overreacted. Your stock is now trading at 5.7 times reported 2007 EBITDA. Whatever you think forward is, we will have to guess. I think people have looked at the struggles that you reported in the last quarter in the Nitinol business and has interpreted that there are lots of problems. I am sort of trying to get a sense from you as you were almost done with the quarter, the first quarter a better trend, worse trend, and I think right now you have the issue that people are assuming certain things that may or may not be incorrect and I am trying to get you to give us a little bit of sense of how to think

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MEMRY CORPORATION	Transcript
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about where the business is today...

Robert Belcher, Chief Executive Officer

Again, I cannot make specific forecasts. For people who assume this is a bad situation, I believe they are incorrect. We have a very healthy business other than some of the product line issues we discussed earlier. Revenues in our Nitinol business have been growing steadily through the years. Our largest customer in the year we just completed accounted for about 28% of our revenue. A year ago it was 34%, two years ago it was 39%. We have steadily decreased the dependence on any one product or any one customer. This is one of the focuses of our business development effort. Over time, we are going to smooth out some of these swings. If you look at what has been the trend of the company, and I encourage people to check that, you will see we have not always had great quarter-to-quarter sequential results. We have been too volatile. On the other hand, I cannot imagine a more attractive industry than the medical device industry, which we are serving. In addition, our leadership position we have in Nitinol and polymers puts us in a very strong position in terms of being a strategic investment.

<Q>: I will shut-up for now. You don’t have to convince me. Thank you very much.

Robert Belcher, Chief Executive Officer

Sure.

<Q>: Hi, you answered a couple of my questions. I think the previous caller was really trying to put forth the stock price, or the stock reaction. My question is, since I have been following the company, it seems that there is never news. The only news that you have is basically 8-Ks filing and people have to hold their breath from quarter-to-quarter and wait for you to give a conference call where you are giving no forward projections. My question is, is there a mission to be more communicative with the Street? Is there a mission to go out on a roadshow and get people to know who this company is because you are painting a picture that is overall positive and the market has been bringing the stock down over 40% in the last few months. My question is more regarding the stock price and your communications, or lack of communication, with the Street except for 8-Ks and conference calls.

Robert Belcher, Chief Executive Officer

Good questions. It is a source of continuing frustration to all of us that we are not able to communicate through press releases some of the more exciting product developments that occur within our company. We regularly are involved in our customers, launching new

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products, improving new products. We are absolutely prohibited from discussing those. We have recently asked specifically, “May we talk about this” and the answer was “No”. As far as the kind of periodic press releases you get out of a normal company on, “Gee we have this new product or that new product”, that avenue has just been denied to us. As far as communication with the Street, I think that is a good point. Over the last six or seven months, we have been kind of reshuffling our management team. I took on a new position. Dean took on a new position. Just a couple of weeks ago, we hired a new chief financial officer. We definitely now plan to be more active as far as Street discussions. We are going to a couple of conferences in the next few months, including a Microcap conference in North Carolina that I believe will be a webcast. Yes, the answer to that is we will be trying to be out in the public a little bit more.

<Q>: Thank you.

<Q>: Good morning. A couple of questions. One relating to the Nitinol segment. In your previous Ks, you have mentioned purchase agreements with both Medtronic and Tyco. Could you update us on that? Second question is, I may be off on my arithmetics here, but on a sequential basis when you are examining Putnam plastics segment, again my arithmetic suggests that this quarter, as compared to last quarter, is really the first quarter there has been flat growth to maybe even declining growth in the Putnam plastics division. Could you comment on that as well?

Robert Belcher, Chief Executive Officer

As far as supply agreements, we believe in the last year have signed two agreements, one with the Medtronic agreement was completed in August. We filed both of those agreements online. Anyone can go take a look at them. We do not include, obviously, specific pricing and quantity information, which is very sensitive to our customers for many reasons. I am very pleased and enthusiastic. We cover a large amount of product for the company. The Medtronic agreement, for the first time, we added Putnam to this year’s agreement so it covers now just not just Nitinol but also includes the polymer business. As far as Putnam’s business, I really don’t have that number here in front of me but I will tell you I do not track it month-to-month. I would urge you not to worry about it so much on a specific quarter-to-quarter basis. Putnam also is a small company and its quarterly flow is going to go up and down a little bit. But it is basically very healthy. It is doing well. It is not going to grow 35% every quarter either. But it is going to have healthy growth.

<Q>: What I realize that is a recent acquisition, it is difficult to...

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MEMRY CORPORATION	Transcript
Sep. 08, 2006

Robert Belcher, Chief Executive Officer

Putnam is growing but we are managing that growth. We have challenges on balancing certain parts of it and that is just a part of what happens when you have part of your business that is growing rapidly. The prospects are growing bright there.

<Q>: Again, I understand that it is difficult to establish a trend. I just noticed that, I think, this is the first quarter on a sequential basis you have seen actually flat or declining growth. Getting back to the Nitinol supply agreement, on a relative basis, is the supply agreement, in your opinion, as fulfilling as the previous one. I know that Medtronic wants to see other potential suppliers.

Robert Belcher, Chief Executive Officer

That is part of it. We talked about that part. Certain areas they have requested a second source, and that is just something we have to live with and frankly it is something I totally understand. However, our position as primary supplier for these product lines remains generally strong. I am very pleased with the agreement.

<Q>: It seems to me that it is more than something you have to live with. It is something you have to compete for now because your gross margins are eroding.

Robert Belcher, Chief Executive Officer

Some of these are mature products and there is no question that there is pressure on pricing on some of our longer served, more mature product lines. That is correct.

<Q>: Okay. I appreciate it. Thanks.

<Q>: Good morning. Most of my questions have been answered. However, no one has really discussed the issue of acquisitions. Will you talk to us a little bit about what your feelings are on that and I kind of disagree with the first caller. I think you need to keep that capital for this purpose. Thank you.

Robert Belcher, Chief Executive Officer

Whether we keep it or use it will very much depend on the specifics of what the requirements are if we do a transaction. I appreciate those observations because either one might end up being a good strategy depending on the situation. Our acquisition activity is actually quite busy. As you can imagine, it is a subject that we cannot talk about until we have something to announce. It is very much a bottoms-up effort. We start by identifying with our investment banker literally hundreds of companies that match our strategy and

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which we think would be consistent with what we are trying to do. We did this three years ago and ended up personally talking to 15 firms before striking a deal with Jim Dandeneau at Putnam. It has been a great experience for both of us. In this effort, we have cast a wider net, talking to more firms. The thing that has been most pleasing to me is that all the firms we called, every one of which was private, agreed to talk to us. When you are talking to successful private firms, it’s a long process. It has to make strategic sense for the two of us, if the timing is right for both of us, do we see valuation the same way. That is the process that has been ongoing for a while and it is a process we are still continuing. It is ongoing and I anticipate will continue.

<Q>: I imagine every acquisition will be complimentary to the business.

Robert Belcher, Chief Executive Officer

That is absolutely correct. We are marching under a firm strategic direction. We are looking primarily at component material suppliers that interact with us and others in minimally invasively surgical procedures and related activities. We will not step far away from what we are doing. Most of what we are looking offers product development opportunities, which we have had with Putnam and which we have actually done. We now have existing and several product joint developments between the Nitinol side and the polymer side.

<Q>: I would encourage you to follow vigorously since internal growth does not seem to be the path to get us to where I am sure you want to be.

Robert Belcher, Chief Executive Officer

I think we agree with that. Certainly we are growing nicely on the polymer side. We are not growing nicely on the Nitinol side. I do want to emphasize that as the technology is in the material, it also is growing. It is our job to get back on that growth trail.

<Q>: Good luck.

<Q>: Good morning, Bob. I guess my question again is in terms of growth for the coming year. Is there any kind of target that you have. I know that you are trying to stay away from giving a definite growth. I am trying to get a feel for, without acquisitions, will the new products be into new bigger markets, perhaps? We can hang our head on some kind of hope or do we have to hope for an acquisition for further growth here?

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Sep. 08, 2006

Robert Belcher, Chief Executive Officer

We anticipate the company will grow, top-line and bottom-line this year, irrespective of acquisition. I am not comfortable with where we are as far as the growth we can achieve without looking externally in the short-term. We are definitely anticipating some growth this year. I am not going to give a specific forecast, as I noted before.

<Q>: Right.

Robert Belcher, Chief Executive Officer

By the way, I just want to mention one other thing because you know I had a discussion in the past on this subject. Some people have asked me or others in the Company over time about directors purchasing shares in the company’s stock. I want you all to understand that we are very often, as executive officers of the company or the directors of the company, prohibited from buying, selling, or otherwise trading in our stock because of insider trading rules. For instance, today, yesterday, and for the past three months, no officer or director of the company has been able to buy or sell the company’s stock simply because in a small company, there is more information that might be deemed material flowing around often. One cannot draw a conclusion from insider trading on this size of a company, what people may or may not think of where we stand at any particular time.

<Q>: Okay. In terms of the joint development product between Putnam and this Nitinol, are there any significant products near-term that would drive revenue? Are they mix longer-term type products?

Robert Belcher, Chief Executive Officer

I will let our President comment on that. Dean.

Dean Tulumaris, President and Chief Operating Officer

Yes. We have several projects in the works right now that either we are introducting to the market or are in development that use Nitinol and Polymers, a combination of both. It has been a healthy and a very rewarding acquisition for us with these combinations of the technologies and process capabilities that we worked to put together in the past year. We have numerous ones that are in various stages of the life cycle of the products. We have quite a few that we are looking at for the future.

<Q>: Okay. Thank you.

<Q>: This goes back to the first deal. Do any of the agreements you have with your major customers prohibit you from being a second source to their competitors?

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Sep. 08, 2006

Robert Belcher, Chief Executive Officer

No. In fact, that is what Dean was talking about earlier. We are actively pursuing such opportunities.

<Q>: Okay, thank you.

Robert Belcher, Chief Executive Officer

All right. Well thank you, operator and thanks all of you. We look forward to speaking with you again when we have our earnings call at the end of the first quarter, probably sometime early in November. Thank you very much.

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